EXHIBIT 99.1

Consolidated Communications Announces Updated Final Results of SureWest Shareholder Election

MATTOON, Ill., July 12, 2012 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. ("Consolidated") (Nasdaq:CNSL) announced today an update to the final results of the SureWest Communications, Inc. ("SureWest") shareholder election associated with the merger completion on July 2, 2012.

The merger agreement provided that each record holder of SureWest common stock could make one of the following elections, or a combination of the two, at or prior to the Election Deadline, regarding the type of merger consideration they wish to receive in exchange for shares of SureWest common stock:

  a cash election to receive $23.00 in cash, without interest, for each share of SureWest common stock, or a stock election to receive shares of Consolidated common stock having an equivalent value based on average trading prices for the 20-day period ending two days before the closing date of the merger, subject to a collar so that there will be a maximum exchange ratio of 1.40565 shares of Consolidated common stock for each share of SureWest common stock and a minimum of 1.03896 shares of Consolidated common stock for each share of SureWest common stock.

Overall elections were subject to a proration so that approximately 50% of the SureWest shares (treating equity award shares as outstanding shares) would be exchanged for cash and approximately 50% for Consolidated stock.

The average trading prices for the 20-day period ending two days before the closing date of the merger was $14.44. As a result and after applying the relevant proration provisions of the merger agreement, at the effective time of the merger, each share of SureWest common stock to be converted into Consolidated common stock converted into the right to receive1.40565 shares of common stock of Consolidated, or an approximate total of 9,968,902 shares of Consolidated common stock. The remaining shares of SureWest common stock (treating equity award shares as outstanding) converted into the right to receive $23.00 in cash, without interest, per share, for an approximate total of $177 million in cash. Of the 14,776,178 shares of SureWest common stock and restricted stock units outstanding immediately prior to closing the merger:

- 956,183 shares were equity award shares, all of which were entitled to receive cash;

- 9,779,028 shares, or 66.2 percent, elected to receive cash;

- 1,371,387 shares, or 9.3 percent, elected to receive stock; and

- 2,669,580 shares, or 18.1 percent, did not make an effective election.

As a result, SureWest shares as to which a stock election was made will receive Consolidated common stock; SureWest shares as to which a cash election was made will receive cash for approximately 68.8 percent of those shares and Consolidated common stock for the remainder; and shares with respect to which no effective election was made will receive Consolidated common stock. Consolidated will not issue any fractional shares of stock and, instead, each SureWest shareholder immediately prior to the merger who would otherwise be entitled to a fractional share of Consolidated common stock will receive an amount in cash equal to $14.44 multiplied by the fractional share interest to which the shareholder would otherwise be entitled.

About Consolidated

Consolidated Communications Holdings, Inc. is a leading communications provider within its six state operations of California, Illinois, Kansas, Missouri, Pennsylvania and Texas. Headquartered in Mattoon, IL, the Company has been providing services in many of its markets for over a century. With one of the highest quality networks in the industry, the Company offers a wide range of communications services, including IP-based digital and high definition television, high speed internet, Voice over IP, carrier access, directory publishing and local and long distance service.

Safe Harbor

Any statements other than statements of historical facts, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan, "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of Consolidated Communications Holdings, Inc. (the "Company") to successfully integrate the operations of of SureWest Communications ("SureWest") and realize the synergies from the acquisition, as well as a number of other factors related to the businesses of the Company, including various risks to stockholders of not receiving dividends and risks to the Company's ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company's common stock; the substantial amount of debt and the Company's ability to repay or refinance it or incur additional debt in the future; the Company's need for a significant amount of cash to service and repay the debt and to pay dividends on the Company's common stock; changes in the valuation of pension plan assets; restrictions contained in the Company's debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with the Company's possible pursuit of acquisitions; economic conditions in the Company's service areas; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the Company's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes on the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in the Company's and SureWest's filings with the Securities and Exchange Commission, including our respective reports on Form 10-K and Form 10-Q.

Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication and the Company's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

CONTACT: Matt Smith
         Treasurer & Investor Relations
         217-258-2959
         matthew.smith@consolidated.com